 Filed Under Rule 424(b)(3), Registration Statement No. 333-155631 Pricing Supplement Number 238 Dated September 12, 2011 (To: Prospectus Dated November 24, 2008 and Prospectus Supplement Dated November 26, 2008)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FNK8	[]	100.000%	1.550%	[]	Fixed	2.600%	MONTHLY	09/15/2019	10/15/2011	$1.66	Yes	Senior Unsecured Notes

Redemption Information: Non-Callable

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FNL6	[]	100.000%	1.800%	[]	Fixed	3.150%	MONTHLY	09/15/2021	10/15/2011	$2.01	Yes	Senior Unsecured Notes

Redemption Information: Non-Callable

National Rural Utilities Cooperative Finance Corp
Offering Dates: Monday, September 12, 2011 through Monday, September 19, 2011 Trade Date: Monday, September 19, 2011 @12:00 PM ET Settlement Date: Thursday, September 22, 2011 Minimum Denomination/Increments:$1,000.00/$1,000.00 Initial trades settle flat and clear SDFS: DTC Book Entry only DTC number: 0235 via RBC Dain Rauscher Inc.
Agents: Banc of America Securities LLC, Incapital, LLC, Comerica Securities, Edward D. Jones & Co., L.P., J.J.B. Hilliard, W.L. Lyons, Inc., Merrill Lynch & Co., Morgan Stanley, UBS Securities LLC
If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.
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National Rural Utilities Cooperative Finance Corp InterNotes Prospectus Dated November 24, 2008